VALHI REPORTS THIRD QUARTER 2021 RESULTS

DALLAS, TEXAS . . November 4, 2021.  Valhi, Inc. (NYSE: VHI) reported net income attributable to Valhi stockholders of $39.0 million, or $1.36 per share, in the third quarter of 2021 compared to net income of $15.4 million, or $.54 per share, in the third quarter of 2020.  For the first nine months of 2021, Valhi reported net income attributable to Valhi stockholders of $75.2 million, or $2.64 per diluted share compared to net income of $30.7 million, or $1.08 per diluted share in the first nine months of 2020.  Net income attributable to Valhi stockholders increased in the third quarter of 2021 as compared to the third quarter of 2020 primarily due to higher operating results from all of our segments and a gain on the sale of land not used in our operations.  Net income attributable to Valhi stockholders increased in the first nine months of 2021 as compared to the first nine months of 2020 primarily due to higher operating results from our Chemicals and Component Products Segments and higher gains on the sale of land not used in our operations.
The Chemicals Segment’s net sales were $499.8 million in the third quarter of 2021 compared to $416.9 million in the third quarter of 2020 and $1.4 billion in the first nine months of 2021 compared to $1.2 billion in the same period of 2020. The Chemicals Segment’s net sales increased in the 2021 periods primarily due to higher sales volumes and higher average TiO2 selling prices. The Chemicals Segment’s TiO2 sales volumes were 6% higher in the third quarter of 2021 as compared to the third quarter of 2020 due to higher demand in its European and North American markets and 8% higher in the first nine months of 2021 compared to the same period in 2020 due to higher demand in all major markets. Increased demand resulted from continuing improvements in global economic activity in the 2021 periods compared to the negative impact from the COVID-19 pandemic on the same periods in 2020.  The Chemicals Segment’s average TiO2 selling prices were 11% higher in the third quarter of 2021 as compared to the third quarter of 2020 and 4% higher in the first nine months of 2021 as compared to the first nine months of 2020.  The Chemicals Segment’s average TiO2 selling prices at the end of the third quarter of 2021 were 10% higher than its average TiO2 selling prices at the end of 2020. Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing our Chemicals Segment’s net sales by approximately $5 million in the third quarter of 2021 and approximately $47 million in the first nine months of 2021 as compared to the third quarter and first nine months of 2020. The table at the end of this press release shows how each of these items impacted our Chemical Segment’s net sales.

The Chemicals Segment’s operating income in the third quarter of 2021 was $60.3 million as compared to $21.6 million in the third quarter of 2020 and $145.4 million for the nine months ended September 30, 2021 compared to $104.3 million for the same prior year period. The Chemicals Segment’s operating income increased in the 2021 periods primarily due to higher average TiO2 selling prices and higher sales volumes, partially offset by higher manufacturing and other production costs, including higher costs for raw materials and energy. The Chemicals Segment’s TiO2 production volumes were 13% higher in the third quarter of 2021 as compared to the third quarter of 2020 and 4% higher in the year-to-date period.  The Chemicals Segment decreased production levels in 2020 (primarily in the third quarter) to correspond to the temporary decline in demand resulting from the COVID-19 pandemic.  The Chemicals Segment operated its production facilities at overall average capacity utilization rates of 99% in the first nine months of 2021 (97%, 100% and 100% in the first, second and third quarters of 2021, respectively) compared to 92% in 2020 (95%, 96% and 86% in the first, second and third quarters of 2020, respectively).  Fluctuations in currency exchange rates (primarily the euro) increased operating income by approximately $2 million in the third quarter of 2021 as compared to the third quarter of 2020.  Fluctuations in currency exchange rates (primarily the Canadian dollar) also affected the year-to-date operating income comparison, which decreased operating income by approximately $15 million in the year-to-date 2021 period as compared to the same period of 2020.

The Component Products Segment’s net sales were $34.5 million in the third quarter of 2021 compared to $28.4 million in the third quarter of 2020 and $106.7 million in the first nine months of 2021 compared to $84.5 million in the same period of 2020.  The Component Products Segment’s third quarter 2021 net sales increased over the 2020 comparable period primarily due to higher security products sales across a variety of markets and to a lesser extent, higher marine component sales primarily to the towboat market.  The Component Products Segment’s net sales increased for the first nine months of 2021 compared to the same period in 2020 primarily due to higher sales volumes at both its reporting units, particularly in the second quarter of 2021, as many of its customers were temporarily closed or reduced production during the second quarter of 2020 due to government ordered closures or reduced demand resulting from the COVID-19 pandemic.  Operating income attributable to the Component Products Segment was $5.1 million in the third quarter of 2021 compared to $2.1 million in the third quarter of 2020 and $16.7 million for the nine months ended September 30, 2021 compared to $9.5 million for the same prior year period. The Component Products Segment’s operating income was negatively impacted by the COVID-19 pandemic in the second and third quarters of 2020, which significantly impacts operating income comparisons for the third quarter and the nine-month comparative periods. The Component Products Segment’s operating income increased for both comparative periods due to the favorable effect of higher production and sales volumes, partially offset by higher production costs including increased raw materials, shipping, and labor costs.

The Real Estate Management and Development Segment had sales of $44.6 million in the third quarter of 2021, including $41.9 million in revenue on sales of land held for development, compared to sales of $13.3 million in the third quarter of 2020, including $10.6 million in revenue on sales of land held for development. For the first nine months of 2021 the Real Estate Management and Development Segment had sales of $63.1 million, including $57.0 million in revenue on sales of land held for development, compared to sales of $24.5 million, including $16.8 million in sales of land held for development in the same period of 2020. Land sales revenue is generally recognized over time based on cost inputs, and land sales revenues are dependent on spending for development activities as we balance development requirements with home builder output during the year.  Land sales revenues are also impacted by the relative timing of when new land parcel sales are closed.  Land sales revenues increased in the third quarter and first nine months of 2021 as compared to the same periods in 2020 primarily due to an increase in the amount of acreage sold in 2021 as compared to 2020 and increased development activity in the second and third quarters of 2021 compared to the same periods of 2020. During the second and third quarters of 2020 we slowed infrastructure spending within the residential/planned community due to the uncertainty associated with the COVID-19 pandemic. Recognition of tax increment reimbursement note receivables of $6.2 million ($3.2 million, or $.11 per share, net of income taxes and noncontrolling interest) and $19.1 million ($9.9 million, or $.35 per share, net of income taxes and noncontrolling interest) in the first nine months of 2021 and 2020, respectively, is also included in the determination of operating income.   Operating income for the third quarter of 2020 includes $4.0 million ($2.0 million, or $.07 per diluted share, net of income taxes and noncontrolling interest) of income related to proceeds associated with a prior land sale. Excluding the recognition of the tax increment note receivables, increased land sales revenues resulted in higher operating income in both the third quarter and first nine months of 2021 compared to the same periods of 2020.
Corporate expenses in the third quarter and first nine months of 2021 were comparable to the same periods of 2020. In the first nine months of 2021 we sold excess property not used in our operations for net proceeds of approximately $23.4 million and recognized a pre-tax gain of $16.0 million ($12.3 million, or $.43 per share, net of income taxes and noncontrolling interest). In the first quarter of 2020, Kronos recognized a $1.5 million insurance settlement gain ($.8 million, or $.03 per share, net of income taxes and noncontrolling interest) related to a property damage claim.

The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although we believe the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted. While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause our actual future results to differ materially include, but are not limited to, the following:

•	Future supply and demand for our products;
•	The extent of the dependence of certain of our businesses on certain market sectors;
•	The cyclicality of certain of our businesses (such as Kronos’ TiO2 operations);

•	Customer and producer inventory levels;
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry);
•	Changes in raw material and other operating costs (such as ore, zinc, brass, aluminum, steel and energy costs);
•	Changes in the availability of raw materials (such as ore);
•
General global economic and political conditions that harm the worldwide economy, disrupt our supply chain, increase material costs, reduce demand or perceived demand for TiO2, component products and land held for development or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19);

•	Competitive products and substitute products;
•	Customer and competitor strategies;
•	Potential difficulties in integrating future acquisitions;
•	Potential difficulties in upgrading or implementing accounting and manufacturing software systems;
•	Potential consolidation of our competitors;
•	Potential consolidation of our customers;
•	The impact of pricing and production decisions;
•	Competitive technology positions;
•	Our ability to protect or defend intellectual property rights;
•	The introduction of trade barriers or trade disputes;
•	The ability of our subsidiaries to pay us dividends;
•	The impact of current or future government regulations (including employee healthcare benefit related regulations);
•	Uncertainties associated with new product development and the development of new product features;
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar and between the euro and the Norwegian krone) or possible disruptions to our business resulting from uncertainties associated with the euro or other currencies;

•
Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19);

•	Decisions to sell operating assets other than in the ordinary course of business;
•	The timing and amounts of insurance recoveries;
•	Our ability to renew, amend, refinance or establish credit facilities;
•	Our ability to maintain sufficient liquidity;
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform;
•	Our ability to utilize income tax attributes, the benefits of which may or may not have been recognized under the more-likely-than-not recognition criteria;

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities, or new developments regarding environmental remediation at sites related to our former operations);

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including NL, with respect to asserted health concerns associated with the use of such products) including new environmental health and safety regulations such as those seeking to limit or classify TiO2 or its use;

•	The ultimate resolution of pending litigation (such as NL’s lead pigment and environmental matters);
•	Our ability to comply with covenants contained in our revolving bank credit facilities;
•	Our ability to complete and comply with the conditions of our licenses and permits;
•	Changes in real estate values and construction costs in Henderson, Nevada;
•	Water levels in Lake Mead; and
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

Valhi, Inc. is engaged in the chemicals (TiO2), component products (security products and recreational marine components) and real estate management and development industries.

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VALHI, INC. AND SUBSIDIARIES
CONDENSED SUMMARY OF OPERATIONS
(In millions, except earnings per share)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2021	2020	2021
	(unaudited)
Net sales
Chemicals	$416.9	$499.8	$1,223.9	$1,443.4
Component products	28.4	34.5	84.5	106.7
Real estate management and development	13.3	44.6	24.5	63.1

Total net sales	$458.6	$578.9	$1,332.9	$1,613.2

Operating income
Chemicals	$21.6	$60.3	$104.3	$145.4
Component products	2.1	5.1	9.5	16.7
Real estate management and development	5.2	15.8	25.4	26.0

Total operating income	28.9	81.2	139.2	188.1

General corporate items:
Securities earnings	.9	.9	3.5	2.9
Insurance recoveries	-	-	1.6	-
Gain on land and related sales	-	10.4	.5	16.0
Changes in market value of Valhi common stock held by subsidiaries	.7	(.2)	(2.2)	2.0
Other components of net periodic pension and OPEB expense	(5.2)	(4.3)	(14.9)	(13.2)
General expenses, net	(8.4)	(8.7)	(26.0)	(26.1)
Interest expense	(8.9)	(7.9)	(27.4)	(25.2)

Income before income taxes	8.0	71.4	74.3	144.5

Income tax expense (benefit)	(11.4)	16.9	21.2	35.2

Net income	19.4	54.5	53.1	109.3

Noncontrolling interest in net income
of subsidiaries	4.0	15.5	22.4	34.1

Net income attributable to Valhi stockholders	$15.4	$39.0	$30.7	$75.2

Amounts attributable to Valhi stockholders:
Basic and diluted net income per share	$.54	$1.36	$1.08	$2.64

Basic and diluted weighted average shares outstanding	28.5	28.5	28.5	28.5

VALHI, INC. AND SUBSIDIARIES
IMPACT OF PERCENTAGE CHANGE IN CHEMICAL SEGMENT'S NET SALES
(unaudited)

	Three months ended	Nine months ended
	September 30,	September 30,
	2021 vs. 2020	2021 vs. 2020

Percentage change in TiO2 net sales :
TiO2 sales volumes	6%	8%
TiO2 product pricing	11	4
TiO2 product mix/other	2	2
Changes in currency exchange rates	1	4

Total	20%	18%